UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2011

THE WESTERN UNION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32903	20-4531180
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12500 East Belford Avenue Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

(866) 405-5012

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On December 15, 2011, The Western Union Company (“Western Union” or the “Company”) issued a press release announcing the entry into a Closing Agreement (the “Closing Agreement”) with the U.S. Internal Revenue Service (the “IRS”) and First Data Corporation (“First Data”), and describing the estimated future impact of the resolution with the IRS. A copy of the press release is attached hereto as Exhibit 99. The information furnished under this Item 7.01, including Exhibit 99 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference to such filing.

Item 8.01	Other Events.

On December 15, 2011, Western Union entered into the Closing Agreement with the IRS and First Data, Western Union’s parent company prior to the spin-off of Western Union in September of 2006. As previously disclosed, in connection with its audit of First Data’s 2003 and 2004 federal income tax returns, the IRS alleged significant additional taxes, interest and penalties owed with respect to a variety of adjustments related to Western Union’s international restructuring that took place in 2003 (the “2003 International Restructuring”). In particular, the IRS proposed adjustments increasing the amount of income attributable to the transfer of certain intangible property to a subsidiary of Western Union in the 2003 International Restructuring and the amount of trademark buy-in royalty income under an intercompany trademark sublicense agreement and agreement for sharing marketing intangibles development costs entered into in connection with the 2003 International Restructuring. Under the tax allocation agreement entered into between Western Union and First Data in connection with the spin-off, Western Union generally has responsibility for such taxes. Western Union and First Data have been contesting a number of the proposed adjustments in the United States Tax Court. The Closing Agreement resolves all outstanding issues before the Tax Court with respect to the 2003 and 2004 returns, and specifies the tax treatment for many of these matters with respect to periods subsequent to 2004.

The material terms of the Closing Agreement applicable to Western Union are summarized below.

•

The Closing Agreement provides that the stated fair value of the compensable intangible property transferred to the Western Union subsidiary in the 2003 International Restructuring is $885 million greater than the amount reflected in prior tax returns. The IRS agreed that the other intangible property transferred to the Western Union subsidiary in the 2003 International Restructuring will not be subject to any income recognition for 2003, 2004 or any subsequent years.

•

Consistent with the position in First Data’s and Western Union’s prior returns, the parties agreed that a trademark buy-in royalty of 2.75% applies to foreign-to-foreign money transfer revenues for the period from October 1, 2003 through September 30, 2008 and a royalty of 0.5% applies to such money transfers for the period from October 1, 2008 to September 30, 2013 with respect to the trademark sublicense agreement. The trademark sublicense will not be subject to any royalty for any period after September 30, 2013.

•	First Data and Western Union will not be subject to any understatement penalty with respect to the 2003 and 2004 tax returns.

As a result of the above agreements, First Data (for periods prior to the spin-off) and Western Union (for periods subsequent to the spin-off) will recognize additional income on their U.S. tax returns for the period from the fourth quarter of 2003 through 2011 in an aggregate amount of approximately $1.18 billion in respect of the compensable intangible property transferred to Western Union’s subsidiary in the 2003 International Restructuring and other related adjustments. Western Union estimates that the recognition of this additional income will result in additional federal and state taxes and interest of approximately $470 million, all of which will be the responsibility of Western Union. Western Union deposited $250 million with the IRS in the first quarter of 2010 connected with this potential liability. The Company expects to make cash payments to the IRS and various state tax authorities totaling approximately $220 million to cover the remaining portion of the additional tax and interest. As a result of the resolution, the Company will eliminate its related tax contingency reserve and expects to record a one-time tax benefit of approximately $200 million in 2011. These actions reflect the impact from the resolution reached in the Closing Agreement for the 2003 and 2004 tax years as well as the application of the agreed treatment to subsequent years through 2011.

In connection with the Closing Agreement, the parties entered into, and will file with the Tax Court, the Fourth Stipulation of Settled Issues, which resolves all remaining issues before the Tax Court for 2003 and 2004.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed with this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit

99	Press Release issued by Western Union on December 15, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WESTERN UNION COMPANY

Dated: December 15, 2011	By:	/s/ Darren A. Dragovich
	Name: Title:	Darren A. Dragovich Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99	Press Release issued by Western Union on December 15, 2011

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